EXHIBIT 99

NEWS:

The Sherwin-Williams Company	•	101 West Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2140

The Sherwin-Williams Company Reports 2017 Third Quarter Financial Results

•	Consolidated net sales increased 37.4% in the quarter to a record $4.51 billion, and increased 21.3% in the nine months to a record $11.00 billion, including Valspar sales since the month of June, which increased consolidated net sales in the quarter and nine months by 32.8% and 16.1%, respectively

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 5.2% in the quarter and 5.7% in the nine months

•	Diluted net income per common share decreased 18.4% to $3.33 per share in the quarter, including a $1.42 per share charge for acquisition-related costs such as inventory purchase accounting adjustments and increased amortization of intangibles. Valspar operations increased EPS by $.49 per share in the quarter, including a $.39 per share charge from interest expense on new debt

•	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) from continuing operations increased 9.6% in nine months to $1.70 billion and increased 4.3% without the impact from the Valspar Acquisition

•	The impact of natural disasters reduced sales by approximately $50 million and EPS by approximately $.27 per share in the quarter

•	Establishing 4Q17 EPS range of $1.97 to $2.27, including a $.15 to $.25 per share increase from Valspar operations, offset by approximately a $.98 per share charge for acquisition-related costs

•	Updating FY17 EPS guidance to $11.20 to $11.50 per share, including a $.75 to $.85 per share increase from Valspar operations, approximately a $3.21 per share charge for acquisition-related costs and a $.44 per share charge related to the divestiture of the Valspar North American Industrial Wood Coatings business vs. $11.99 per share in 2016, which included an $.86 per share charge for acquisition-related costs

CLEVELAND, OHIO, October 24, 2017 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2017.

Compared to the same periods in 2016, consolidated net sales increased $1.23 billion, or 37.4%, to $4.51 billion in the quarter and increased $1.93 billion, or 21.3%, to $11.00 billion in nine months due primarily to the addition of Valspar sales since the month of June and higher paint sales volume in The Americas and Performance Coatings Groups, partially offset by the impact of the natural disasters in Texas, Florida and the Caribbean. Excluding sales from Valspar, net sales from core Sherwin-Williams operations increased 4.6% in the quarter and 5.2% in nine months.

Diluted net income per common share in the quarter decreased to $3.33 per share from $4.08 per share in 2016. Diluted net income per common share in nine months decreased to $9.23 per share from $9.85 per share in 2016. Diluted net income per common share from continuing operations (excluding a $.44 per share charge related to the divestiture) in nine months was $9.67 per share. Third quarter and nine months 2017 diluted net income per common share included a $1.42 and $2.22 per share charge, respectively, from acquisition-related costs, inventory purchase accounting adjustments and increased amortization of intangibles. Valspar operations increased EPS by $.49 per share in the quarter, including a $.39 per share charge from interest expense on new debt. Third quarter and nine months 2016 diluted net income per common share included a $.24 and $.64 per share charge from acquisition-related costs, respectively. Third quarter 2017 EPS was negatively impacted by approximately $.27 per share from lost sales, increased raw material costs and recovery expenses resulting from the natural disasters. Currency translation rate changes did not have a significant impact on diluted net income per common share in the quarter and nine months.

Net sales in The Americas Group increased 6.5% to $2.54 billion in the quarter and increased 8.8% to $6.93 billion in nine months due primarily to higher architectural paint sales volume across most end market segments and selling price increases, partially offset by the impact of the natural disasters. Latin America region net sales, stated in U.S. dollars, increased 4.9% in the quarter and increased 6.1% in nine months over last year’s comparable period. Net sales from stores in U.S. and Canada open for more than twelve calendar months increased 5.2% in the quarter and 5.7% in nine months over last year’s comparable periods. The Americas Group segment profit increased $6.3 million to $525.6 million in the quarter and increased $92.3 million to $1.36 billion in nine months due primarily to higher paint sales volume and selling price increases partially offset by increased raw material costs and approximately $36.0 million related to the natural disasters. Segment profit as a percent to net sales decreased in the quarter to 20.7% from 21.8% last year and decreased in nine months to 19.7% from 20.0% last year.

Net sales of the Consumer Brands Group increased 81.6% to $723.3 million in the quarter and increased 29.2% to $1.58 billion in nine months due primarily to the inclusion of Valspar sales since the month of June, partially offset by lower volume sales to some of the Group’s retail customers. Valspar sales increased Group net sales 84.4% and 37.9% in the quarter and nine months, respectively. Segment profit decreased to $70.4 million in the quarter from $87.2 million last year and decreased to $202.4 million in nine months from $250.2 million last year due primarily to acquisition-related purchase accounting adjustments to inventory and increased amortization costs, and increasing raw material costs. The impacts were partially offset by improved operating efficiencies, good expense control and selling price increases. As a percent to net external sales, segment profit decreased in the quarter to 9.7% from 21.9% last year and decreased in nine months to 12.8% from 20.4% last year due primarily to higher raw material costs and acquisition-related impacts. In the quarter and nine months, segment profit decreased due to purchase accounting amortization expense of $54.6 million and $74.8 million, respectively, partially offset by Valspar operations profit of $38.1 million and $51.1 million, respectively.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 150.8% to $1.24 billion in the quarter and increased 68.4% to $2.49 billion in nine months due primarily to the inclusion of Valspar sales, higher paint sales volumes and selling price increases. Valspar sales contributed 148.7% and 66.9% to Group net sales in the quarter and nine months, respectively. Stated in U.S. dollars, segment profit decreased in the quarter to $59.6 million from $68.0 million last year and decreased in nine months to $179.1 million from $191.1 million last year due primarily to acquisition-related costs, including purchase accounting adjustments to inventory and increased amortization costs. Currency translation rate changes increased segment profit 3.6% and 1.2% in the quarter and nine months, respectively. As a percent to net external sales, segment profit decreased in the quarter to 4.8% from 13.7% last year and decreased in nine months to 7.2% from 12.9%. In the quarter and nine months, segment profit was increased by Valspar operations profit of $104.4 million and $140.3 million, respectively, partially offset by purchase accounting amortization expense of $102.0 million and $140.9 million, respectively.

The Company made no open market purchases of its common stock in the nine months ended September 30, 2017. Net operating cash increased to a record $1.26 billion in the nine months. At September 30, 2017, the Company had cash on hand of $208 million that will be utilized to reduce debt and fund operations. In the first nine months, the Company opened 61 net new store locations in The Americas Group.

Incremental depreciation and amortization related to Valspar acquisition purchase accounting has been updated to be approximately $300 million on an annual basis. Purchase accounting inventory adjustments of $115 million were amortized over the three months of June, July and August 2017. The balance sheet reflects preliminary purchase accounting balances and incremental debt of approximately $9.5 billion used to fund the acquisition. Net payments of long-term debt of approximately $700 million were made in the nine months ended September 30, 2017.

Commenting on the third quarter, John G. Morikis, Chairman, President and Chief Executive Officer, said, “The string of natural disasters impacting Texas, Florida, the Caribbean and Mexico in recent months was unprecedented, and so was the response of the Sherwin-Williams team members in those communities. Our associates committed countless hours of work toward disaster relief, clean up and customer assistance. Thanks to their efforts, the impact of these events on our business was at the low end of the expectations we communicated on September 28.

“The sales momentum we saw across most of our businesses leading up to the storms was encouraging. Comparable store sales growth in our North American paint stores was running in the high single digits, and the Consumer Brands Group and the Performance Coatings Group were both showing sequential improvement. Unfortunately, the natural disasters disproportionately affected profitability in the quarter as lost sales and gross profit could not be offset by reduced operating expenses.

“As we indicated at our Financial Community Presentation on October 3, the Valspar integration plans and synergy progress is in line with our expectations. We remain focused on strengthening the performance of our core businesses and our newly acquired businesses. We have implemented appropriate pricing initiatives to offset increasing raw material costs, and continue to focus on volume improvements in all businesses and all regions. Our success in driving improvements in our operating results and implementing integration plans will create a highly differentiated enterprise better equipped to serve paint and coatings customers around the corner and across the globe.

“For the fourth quarter, we anticipate our Sherwin-Williams’ core net sales will increase a mid-to-high single digit percentage compared to last year’s fourth quarter. In addition, we expect incremental sales from the Valspar acquisition to be approximately $1.0 billion in the fourth quarter. At that anticipated sales level, we estimate diluted net income per common share in the fourth quarter of 2017 to be in the range of $1.97 to $2.27 per share, including a $0.98 per share charge from costs associated with the Valspar acquisition, and an EPS increase of $.15 to $.25 per share from Valspar operations. The expected increase from Valspar operations includes an acquisition financing expense charge of $.39 per share in the fourth quarter. Fourth quarter 2016 earnings were $2.15 per share and included a $.22 per share charge for acquisition-related costs. For the full year 2017, we expect Sherwin-Williams’ core net sales to increase by a mid single digit percentage compared to full year 2016. In addition, we expect incremental sales from the Valspar acquisition to be approximately $2.5 billion in 2017. With annual sales at that level, we are updating our guidance for full year 2017 diluted net income per common share to be in the range of $11.20 to $11.50 per share compared to $11.99 per share earned in 2016. Full year 2017 diluted net income per common share guidance includes a $3.21 per share charge from costs associated with the acquisition of Valspar, and includes an EPS increase of $.75 to $.85 per share from Valspar operations. The increase from Valspar operations includes an acquisition financing expense charge of $.96 per share for the full year. Full year 2016 earnings per share included an $.86 per share charge related to the Valspar acquisition.”

The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2017, at 11:00 a.m. EDT on Tuesday, October 24, 2017. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 24th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 13, 2017 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition-related costs. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the impact from the Valspar acquisition.

	Three Months Ended September 30,	Nine Months Ended September 30,	Three Months Ended December 31, 2017 (guidance)		Year Ended December 31, 2017 (guidance)
	2017	2017	Low	High	Low	High
Diluted net income per common share	$3.33	$9.23	$1.97	$2.27	$11.20	$11.50
Charge related to discontinued operations		.44			.44	.44

Diluted net income per common share from continuing operations	3.33	9.67	1.97	2.27	11.64	11.94
Valspar-related costs:
Transaction and integration costs	.26	.64	.40	.40	1.04	1.04
Purchase accounting amortization expense	1.16	1.58	.58	.58	2.17	2.17

Consolidated excluding Valspar-related costs	4.75	11.89	2.95	3.25	14.85	15.15

Valspar operations income	.88	1.17	.54	.64	1.71	1.81
New debt interest expense	(.39)	(.58)	(.39)	(.39)	(.96)	(.96)

Total Valspar income contribution	.49	.59	.15	.25	.75	.85

Consolidated excluding Valspar	$4.26	$11.30	$2.80	$3.00	$14.10	$14.30

	Three Months	Nine Months	Three Months	Year
	Ended	Ended	Ended	Ended
	September 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016
Diluted net income per common share:
Consolidated	$4.08	$9.85	$2.15	$11.99
Acquisition-related costs	.24	.64	.22	.86
Consolidated excluding Valspar-related costs	$4.32	$10.49	$2.37	$12.85

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income from continuing operations computed in accordance with U.S. GAAP to EBITDA from continuing operations excluding the impact from the Valspar acquisition.

	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016	$ Change	% Change
Net income from continuing operations	$916,409	$929,673	$(13,264)	(1.4)%
Interest expense	174,017	110,710	63,307	57.2%
Income taxes	326,921	361,526	(34,605)	(9.6)%
Depreciation	162,214	128,313	33,901	26.4%
Amortization	118,799	19,549	99,250	507.7%

EBITDA from continuing operations	1,698,360	1,549,771	148,589	9.6%
Valspar EBITDA *	29,834	(49,227)	79,061	160.6%

EBITDA from continuing operations without Valspar	$1,668,526	$1,598,998	$69,528	4.3%

*	Valspar EBITDA for 2017 includes Valspar operations since June 2017, purchase accounting items and acquisition costs. Valspar EBITDA for 2016 includes acquisition costs only.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2017	2016	2017	2016
Net sales	$4,507,020	$3,279,462	$11,004,224	$9,073,011
Cost of goods sold	2,604,878	1,643,037	6,021,752	4,538,840
Gross profit	1,902,142	1,636,425	4,982,472	4,534,171
Percent to net sales	42.2%	49.9%	45.3%	50.0%
Selling, general and administrative expenses	1,306,121	1,050,081	3,461,788	3,095,250
Percent to net sales	29.0%	32.0%	31.5%	34.1%
Other general expense - net	4,109	813	6,160	21,100
Amortization	83,711	8,183	118,799	19,549
Interest expense	91,593	44,100	174,017	110,710
Interest and net investment income	(2,448)	(1,647)	(6,819)	(3,086)
Other income - net	(8,666)	(725)	(14,803)	(551)

Income from continuing operations before income taxes	427,722	535,620	1,243,330	1,291,199
Income taxes	111,116	148,887	326,921	361,526

Net income from continuing operations	316,606	386,733	916,409	929,673

Loss from discontinued operations
Income taxes			41,540

Net loss from discontinued operations	—	—	(41,540)	—

Net income	$316,606	$386,733	$874,869	$929,673

Basic net income per common share:
Continuing Operations	$3.40	$4.20	$9.88	$10.13
Discontinued Operations			(0.45)

Net income per common share	$3.40	$4.20	$9.43	$10.13

Diluted net income per common share:
Continuing Operations	$3.33	$4.08	$9.67	$9.85
Discontinued Operations			(0.44)

Net income per common share	$3.33	$4.08	$9.23	$9.85

Average shares outstanding - basic	92,988,118	91,992,854	92,793,275	91,752,482

Average shares and equivalents outstanding - diluted	95,207,884	94,771,807	94,817,669	94,421,190

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 24th release.